Exhibit 3.2

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

AMENDED AND RESTATED ARTICLES OF ORGANIZATION

(General Laws Chapter 156D, Section 2.02; 950 CMR 113.16)

(1) Exact name of corporation:	dMY Squared Technology Group, Inc.

(2) Registered office address:	44 School Street, Suite 505, Boston, Commonwealth of Massachusetts 02108
(number, street, city or town, state, zip code)
(3) Date adopted:
(month, day, year)
(4) Approved by: (check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☑	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:

Article I—Name

The exact name of the corporation is: dMY Squared Technology Group, Inc. (the “Corporation”)

Article II – Purpose

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a business corporation may engage in under M.G.L. Chapter 156D of the Act. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one (1) or more businesses (a “Business Combination”).

Article III—Authorized Shares

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common – Class A	35,000,000	$0.0001
		Common – Class B	5,000,000	$0.0001
		Preferred	1,000,000	$0.0001

Article IV – Preferences, Limitations and Rights of Any Class or Series

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 41,000,000 shares, consisting of (a) 40,000,000 shares of common stock (the “Common Stock”), including (i) 35,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 5,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

A.	Common Stock

1. Unless and until the Corporation has issued shares of Preferred Stock having the right to vote in the election of Directors of the Corporation and other matters requiring action by the Corporation’s shareholders, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of Directors or submitted to the shareholders for action, except as may otherwise be determined by votes of the Directors pursuant to Article IV hereof or as otherwise may be required by applicable law, and each share of Common Stock shall entitle the holder thereof to one vote. Notwithstanding the foregoing, except as otherwise required by law or these Amended and Restated Articles, holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to these Amended and Restated Articles of Organization (“Articles”) that relates solely to the terms of one (1) or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to these Amended and Restated Articles or the Massachusetts Business Corporations Act (M.G.L. Ch. 156D, Sec. 101 et seq., as amended and in effect from time to time, the “MBCA”).

2. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Section F of this Article IV, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

3. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive the net assets of the Corporation, after the Corporation shall have satisfied or made provision for the satisfaction of its debts and obligations and for the payment to holders of shares of any class or series of capital stock of the Corporation having preferential rights to receive distributions of the Corporation’s net assets.

4. Class B Common Stock.

(a) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination (as defined below).

(b) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination (as defined below), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement warrants issued to dMY Squared Sponsor, LLC (the “Sponsor’), or an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of any loans made to the Corporation and any warrants issued pursuant to a forward purchase agreement, and any shares of Class A Common Stock issued to our Sponsor upon conversion of the overfunding loans (as described in the prospectus included in the Registration Statement (as defined below)), minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section A 4(c) of this Article IV, and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of these Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section A 4. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section A 4(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(c) Voting. Except as otherwise required by law or these Articles (including any Articles of Amendment or Restated Articles of Organization), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of these Articles, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the Commonwealth of Massachusetts, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

B. Preferred Stock

1. The Corporation’s Board of Directors shall be authorized, without further shareholder approval and subject to any limitations prescribed by applicable law, to provide for the issuance of shares of Preferred Stock in such class or series as may be determined by the Board of Directors by filing Articles of Amendment or Restated Articles of Organization pursuant to the law of the Commonwealth of Massachusetts, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof.

2. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock provided in any such Articles of Amendment or Restated Articles of Organization. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

C. Rights and Options

1. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

D. Staggered Board of Directors

1. The Board of Directors, other than those who may be elected by the holders of any class or series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II and Class III.

2. Each Director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such Director was elected; provided, however, that the directors first elected, assigned or appointed to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effectiveness of these Articles of Organization; the Directors first elected, assigned or appointed to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effectiveness of these Articles of Organization; and the directors first elected, assigned or appointed to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effectiveness of these Articles of Organization.

3. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes as it may determine at the time the classification of the Board of Directors becomes effective. The foregoing notwithstanding, each Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s prior death, resignation, retirement, disqualification or other removal.

E. Approval by Shareholders of Certain Actions

1. Amendment or Restatement of Articles of Organization. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles of Organization, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to Section 10.03 of the MBCA, the approval and adoption of any amendment to these Articles of Organization or any Restated Articles of Organization of the Corporation shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles of Organization, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by these Articles of Organization or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (c) of Section 10.03 of the MBCA.

2. Merger or Share Exchange. Unless a greater percentage vote, or action by one or more separate voting groups, is required by Articles of Organization, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 11.04 of the MBCA, the approval and adoption of any amendment to these Articles of Organization or any Restated Articles of Organization of the Corporation shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles of Organization, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by Articles of Organization or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (3) of Section 11.04 of the MBCA.

3. Sale or Lease of All or Substantially All Property. Unless a greater percentage vote, or action by one or more separate voting groups, is required by Articles of Organization, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (b) of Section 12.02 of the MBCA, the approval of a sale, lease, exchange or disposition of all or substantially all property of the Corporation in accordance with Section 12.02 of the

MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by Articles of Organization, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by Articles of Organization or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (b) of Section 12.02 of the MBCA.

4. Voluntary Dissolution of the Corporation. Unless a greater percentage vote, or action by one or more separate voting groups, is required by Articles of Organization, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (c) of Section 14.02 of the MBCA, the approval of a proposal to dissolve the Corporation in accordance with Section 14.02 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by Articles of Organization, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by Articles of Organization or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (c) of Section 14.02 of the MBCA.

5. Domestication into Foreign Jurisdiction. Unless a greater percentage vote, or action by one or more separate voting groups, is required by Articles of Organization, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 9.21 of the MBCA, the approval of a plan of domestication of the Corporation to a foreign jurisdiction in accordance with Section 9.21 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles of Organization, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by Articles of Organization or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (3) of Section 9.21 of the MBCA.

6. Entity Conversion. Unless a greater percentage vote, or action by one or more separate voting groups, is required by Articles of Organization, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 9.52 of the MBCA, the approval of a plan of entity conversion to a domestic or foreign other entity in accordance with Section 9.52 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by Articles of Organization, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by Articles of Organization or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (3) of Section 9.52 of the MBCA.

7. Choice of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Litigation Session of the Superior Court for Suffolk County, Massachusetts and United States District Court for the District of Massachusetts sitting in Boston, Massachusetts shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Massachusetts Business Corporation Act, the Articles of Organization, or the Bylaws of the corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein, except that the United States District Court of Massachusetts in Boston shall be the sole and exclusive forum for any claim arising under the Securities Act of 1933, as amended, or any claim for which such other courts do not have subject matter jurisdiction including, without limitation, any claim arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

F. Business Combination Requirements; Existence

1.	General.

(a) The provisions of this Section F of Article IV shall apply during the period commencing upon the effectiveness of these Articles and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Section F of Article IV shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on September [ ], 2022, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Shareholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within fifteen (15) months from the closing of the Offering (or twenty-one (21) months if extended as set forth below) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of these Articles as described in Section F 7 of this Article IV. In the event that the Corporation has not consummated an initial Business Combination within 15 months from the date of the closing of the Offering (or such later date pursuant to the extension set forth under this paragraph, the “Termination Date”), the Board may extend the period of time to consummate a Business Combination twice by an additional three (3)-month period if the Sponsor (or its affiliates or permitted designees) (the “Lender”), no later than five (5) business days prior to the fifteen (15)-month and the eighteen (18)-month anniversary of the Offering (each, an “Applicable Deadline”) for each three (3)-month extension, notifies the Company that it is electing to exercise its option for such extension. To cause the Company to effect any such extension upon approval by the Board, the Sponsor must (i) prior to the Applicable Deadline deposit into the Trust Account $750,000 (or $862,500 if the underwriters’ over-allotment option is exercised in full (adjusted proportionately in the case of a partial exercise)), up to an aggregate of $1,500,000 (or $1,725,000 if the underwriter’s over-allotment option is exercised in full (adjusted proportionately in the case of a partial exercise)), for the related extension (whereupon the Company shall issue, in exchange, a non-interest bearing, unsecured promissory note) and (ii) comply with the procedures relating to any such extension, as set forth in the Trust Agreement. The gross proceeds from the issuance of such promissory notes shall be held in the Trust Account and used as additional funds for the redemption of Offering Shares in accordance with Section F 2 of this Article IV. If the Corporation completes its initial Business Combination, (x) the Lender shall have the option (to be set forth in the promissory notes) to convert all or a portion (as stipulated by the Lender) of the amounts loaned under such promissory notes into warrants at a price of $1.00 per warrant and (y) the Company shall repay the amounts loaned under the promissory notes (to the extent not so converted). If the Corporation does not complete a Business Combination by the Termination Date, the loans will not be required to be repaid. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Shareholders”.

2.	Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections F 2(b) and 2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section F 2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in these Articles, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a shareholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section F 2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a shareholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the shareholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section F 2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section F 2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a shareholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing: (x) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (y) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a shareholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of fifteen percent (15%) of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within fifteen (15) months (or twenty-one (21) months, as applicable) from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem one hundred percent (100%) of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the MBCA to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a shareholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a shareholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section F 2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

3.	Distributions from the Trust Account.

(a) A Public Shareholder shall be entitled to receive funds from the Trust Account only as provided in Sections F 2(a), 2(b), 2(d) or 7 hereof. In no other circumstances shall a Public Shareholder have any right or interest of any kind in or to distributions from the Trust Account, and no shareholder other than a Public Shareholder shall have any interest in or to the Trust Account.

(b) Each Public Shareholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Shareholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Shareholder of the Redemption Rights shall be conditioned on such Public Shareholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Shareholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

4. Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Section F of Article IV.

5. Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

6. No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

7. Additional Redemption Rights. If, in accordance with Section F 1(a), any amendment is made to these Articles (a) to modify the substance or timing of the Corporation’s obligation to redeem one hundred percent (100%) of the Offering Shares if the Corporation has not consummated an initial Business Combination within 15 months (or 21 months, as applicable) from the date of the closing of the Offering or (b) with respect to any other material provisions of these Articles relating to shareholders’ rights or pre-initial Business Combination activity, the Public Shareholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Section F of Article IV will remain unchanged, if any shareholders who wish to redeem are unable to redeem due to the Redemption Limitation.

8. Minimum Value of Initial Business Combination. The Corporation’s initial Business Combination must be comprised of one (1) or more Business Combinations having an aggregate fair market value of at least eighty percent (80%) of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

Article V—Restrictions on Transfer

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are: None

Article VI—Other Lawful Provisions

The Corporation shall have all lawful powers of a corporation organized pursuant to the MBCA. In addition to, and not in limitation of, thereof:

(a)

The Corporation shall have the right, power and authority to carry on any business, operation or activity to the same extent as might an individual, whether as a principal, agent, contractor, or otherwise, and either alone or in conjunction, joint venture, partnership or other arrangement with any other entity or natural person;

(b)

The Corporation shall have the right, power and authority to carry on any lawful business, operation or activity through one or more direct or indirect subsidiaries, whether wholly-owned or owned in part;

(c)

The Corporation shall have the right, power and authority to be a partner in any business enterprise which the Corporation would have the power to conduct directly or through a direct or indirect subsidiary;

(d)

The Board of Directors may make, amend, restate or repeal the Bylaws of the Corporation, in whole or in part, except with respect to any provision of such Bylaws which, by law or the terms of such Bylaws, requires the approval of the shareholders;

(e)	Meetings of the shareholders of the Corporation may be held anywhere in or outside of the Commonwealth;

(f)

No shareholder shall have the right to examine any property or any books, accounts or other writings of the Corporation if there is a reasonable ground for belief that such examination will, for any reason, be adverse to the interests of the Corporation. A vote of the Directors, refusing permission to make such examination and setting forth that in the opinion of the Directors such examination would be adverse to the interests of the Corporation, shall be prima facie evidence that such examination would be adverse to the interests of the Corporation. Every such examination shall be subject to such reasonable regulations as the Directors may establish with respect thereto.

(g)

The Directors may specify the manner in which the accounts of the Corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the Directors specify otherwise, the excess of the consideration paid for any shares of capital stock with par value issued by it over such par value shall be paid-in surplus. The Directors may allocate to capital stock less than all of the consideration paid for any share of the Corporation’s capital stock without par value issued by the Corporation, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

(h)

The purchase or other acquisition or retention by the Corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no shareholder shall have any right to demand any distribution from the Corporation, except as and to the extent that the shareholders shall have provided at the time of the authorization of such reduction.

(i)

The Directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any Director, officer, or shareholder of the Corporation, individually, or any individual having any interest in any concern which is a shareholder of the Corporation, or any concern in which any of such Directors, officers, shareholders or individuals has any interest, may be a party to or may be pecuniarily or otherwise interested in, any contract, transaction or other act of the Corporation, and

(1)	Such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

(2)	No such Director, officer, shareholder or individual shall be liable to account to the Corporation for any profit or benefit realized through any such contract, transaction or act; and

(3)

Any such Director of this Corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors or of any committee of the Board of Directors which shall authorize any such contract, transaction or act, and may vote to authorize the same;

Provided, however, that any contract, transaction or act in which any Director or officer of the Corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, or in which any directors or officers are so interested as holders, collectively, of a majority of the shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, shall be duly authorized or ratified by a majority of the Directors who are not so interested, to whom the nature of such interest has been disclosed and who have made any findings required by law;

For the purposes of this Article (a) the term “interest” shall mean and include any personal interest and any interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern; (b) the term “concern” shall mean and include any corporation, association, trust, partnership, limited liability company, firm, person or other entity other than this Corporation; and (c) the phrase “subsidiary or affiliate” shall mean and include any concern in which a majority of the directors, trustees, partners or controlling persons is elected or appointed by the Directors of this Corporation or is constituted of the Directors or officers of this Corporation.

To the extent permitted by law, the authorizing or ratifying vote of the holders of a majority of the shares of each class of the capital stock of the Corporation outstanding and entitled to vote for Directors at an annual meeting or special meeting duly called for the purpose (whether such vote is passed before or after judgment is rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this Corporation, or of the Board of Directors or any committee thereof, with regard to all shareholders of this Corporation, whether of record at the time of such vote, and with regard to all creditors and other claimants of this Corporation; provided, however, that

(A)

with respect to the authorization or ratification of any contract, transaction or act in which any of the Directors, officers or shareholders of this Corporation have an interest, the nature of such contract, transaction or act and the interest of any Director, officer or shareholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting;

(B)	the shareholders so voting shall have made any findings required by law;

(C)	shareholders so interested may vote at any such meeting except to the extent otherwise provided by law; and

(D)

any failure of the shareholders to authorize or ratify any such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive the Corporation, its Directors, officers or employees of their right to proceed with such contract, transaction or act.

No contract, transaction or act of the Corporation shall be avoided by reason of any provision of this paragraph (i) which would be valid except for any such provision or provisions.

(j)

No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that to the extent, and only to the extent, required by the MBCA (or any successor thereto), this provision shall not eliminate or limit the liability of a Director (i) for breach of the Director’s fiduciary duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the MBCA, or (iv) for any transaction from which the Director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The foregoing provisions of this Article VI, paragraph (j) shall not eliminate the liability of a Director for any act or omission occurring prior to the date on which this Article VI, paragraph (j) becomes effective. No amendment to or repeal of this Article VI, paragraph (j) shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

(k)

The Directors may, to the full extent permitted by the MBCA and applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article VI; and (b) to indemnify and/or insure directors, officers and employees against liability to the fullest extent permitted by the MBCA and applicable law.

(l)

The Bylaws of the Corporation may, but shall not be required to, provide that in a meeting of shareholders other than a “Contested Election Meeting (as defined below), a nominee for Director shall be elected to the Board of Directors only if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election, with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election. In a Contested Election Meeting, Directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as Directors at such meeting than there are Directors to be elected at such meeting, determined as of the tenth day preceding the date of the Corporation’s first notice to shareholders of such meeting pursuant to the Corporation’s Bylaws (such date, the “Determination Date”); provided, however, that if, in accordance with the Corporation’s Bylaws, shareholders are entitled to nominate persons for election as Director for a period of time that ends after the otherwise applicable determination Date, the Determination Date shall be as of the day immediately following the end of such period.

(m)

Any action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting by the written consent of shareholders having not less than the minimum number of votes necessary to take such action at a meeting of the shareholders at which all shareholders entitled to vote thereon are present and voting; if, in accordance with these Articles of Organization and the Corporation’s Bylaws, (i) shareholders who own, in the aggregate, not less than forty percent (40%) of the outstanding shares of the Corporation’s capital stock, as determined in accordance with these Articles of Organization, shall by written notice to the Secretary of the Corporation request that the Board of Directors fix a record date for the proposed action by shareholders including the information required by the Corporation’s Bylaws, (ii) the shareholders proposing to take such action shall solicit written consents from all shareholders and (iii) such action shall be evidenced by a consent or consents in writing, setting forth the action to be taken, which shall be signed and delivered to the Secretary of the Corporation, and not revoked, by shareholders having the requisite votes; provided, however, that any such action shall be taken in accordance with, and subject to the Corporation’s Bylaws and applicable law.

For purposes of determining whether shareholders own, in the aggregate, at least forty percent

(40%) of the outstanding shares of the Corporation’s capital stock, a shareholder shall be deemed to “own” only those outstanding shares of the Corporation’s stock as to which the shareholder possesses both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss with respect to) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (1) sold by such shareholder or any affiliate of such shareholder in any transaction that has not been settled or closed, (2) borrowed by such shareholder or any of its affiliates for any purpose(s) or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (3) subject to any Derivative Position (as defined in the Corporation’s Bylaws) entered into by such shareholder or any of its affiliates whether such Derivative Position is to be settled with shares or with cash based on the notional amount or value of shares of outstanding stock of the Corporation, in any such case which Derivative Position has, or is intended to have, the purpose or effect of reducing in any manner, to any extent, or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation’s capital stock are owned for these purposes shall be determined by the Board of Directors in its reasonable discretion.

Notwithstanding any provision of Articles of Organization or the Corporation’s Bylaws to the contrary, (i) shareholders may act without a meeting by unanimous written consent, and none of the foregoing provisions shall apply to such action and (ii) where written consents are solicited by, or at the direction of the Board of Directors, shareholders may act without a meeting if the action is taken by shareholders having not less than the minimum number of votes necessary to take the pertinent action at a meeting at which all shareholders entitled to vote on the action are present and voting, and none of the foregoing provisions shall apply to such actions. Any action by written consent must be a proper subject for shareholder action by written consent.

(n)

No amendment or repeal of any provision of these Articles of Organization or the Corporation’s Bylaws contemplating the indemnification of any Director or officer of the Corporation or of the relevant provisions of M.G.L. Chapter 156D shall affect or diminish the rights of any indemnified Director or officer with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of such amendment or repeal. If the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification hereunder shall be provided to the full extent permitted or required by such amendment.

(o)

The Corporation reserves the right at any time and from time to time to amend, alter, change, add or repeal any provision contained in these Articles of Organization (including any provision related to Preferred Stock), and other provisions authorized by the laws of the Commonwealth of Massachusetts at the time in force that may be added or inserted, in the manner now or hereafter prescribed by these Articles of Organization and the MBCA; and except as set forth in Article VI (j) and (k), all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to these Articles of Organization in their present form or as hereafter amended are granted subject to the right reserved in this Article VI (o).

Article VII—Effective Date

It is hereby certified that these amended and restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these amended and restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: II and IV

Signed by: ______________________________________________________________

                             (signature of authorized individual)

☐ Chairman of the board of directors,

☐ President,

☐ Other officer,

☐ Court-appointed fiduciary,

On this ____ day of September, 2022